Exhibit 10.1

FIRST AMENDMENT
TO THE BOOZ ALLEN HAMILTON INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Booz Allen Hamilton Inc. (“BAH”) has adopted and maintains the Booz Allen Hamilton Inc. Nonqualified Deferred Compensation Plan (the “Plan”), which is intended to provide a select group of senior management and highly compensated employees of BAH and its “Affiliates” (as such term is defined in the Plan) with an opportunity to defer certain compensation;

WHEREAS, pursuant to Article IX of the Plan, the compensation committee of the board of directors of the Company (the “Compensation Committee”) has the authority to amend the Plan at any time; provided that, any such amendment does not decrease the amounts credited to any participant’s account under the Plan;

WHEREAS, the Compensation Committee has determined that it is advisable to amend the Plan to clarify the manner in which wage garnishments are processed under the Plan; and
WHEREAS, such amendment will not decrease the amounts credited to any participant’s account under the Plan.
NOW, THEREFORE, BE IT RESOLVED, that effective July 24, 2019, Section 5.1(a) of the Plan is hereby amended to add the following as a new sentence at the end of the paragraph:
A Participant’s deferral election will be applied with respect to the gross amount of such Participant’s Eligible Compensation; provided that, the amount by which a Participant’s Eligible Compensation may be reduced for crediting to a Participant’s Account shall not exceed the amount of a Participant’s Eligible Compensation that would be paid directly to the Participant by his or her employer after taking into account any and all other applicable withholdings and deductions.
IN WITNESS WHEREOF, this First Amendment is hereby executed by the Chief People Officer of the Company on behalf of the Compensation Committee on July 24, 2019.

Booz Allen Hamilton Inc.

By: /s/ Elizabeth Thompson
Name: Elizabeth Thompson
Title: EVP & Chief People Officer